Exhibit 99.1

Energy Focus, Inc. Provides Preliminary First Quarter 2019 Financial Results

SOLON, Ohio, May 15, 2019 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in advanced LED retrofit technologies, today announced preliminary unaudited financial results for its first quarter of fiscal 2019, which ended March 31, 2019.
Preliminary Unaudited Financial Results
Net sales for the first quarter of fiscal 2019 are expected to be approximately $3.1 million to $3.2 million, compared with $3.1 million in the fourth quarter of fiscal 2018 and $4.7 million in the first quarter of 2018. Preliminary net loss is estimated to be approximately $2.6 million to $2.7 million.
“Since April 2019, we have embarked on a series of reorganizational initiatives, including reducing operating expenses, strengthening team alignment, and recalibrating our sales organization to significantly enhance customer communication and experience,” said James Tu, Chairman, Chief Executive Officer, and President of Energy Focus, Inc. “These efforts aim to refocus the company back to its mission and core competency of developing and providing enlightening and inspiring LED lighting solutions for enterprises that value product reliability, innovation, and sustainability-qualities that the company has always stood for. We are confident the changes we have already put into place, as well as the growth initiatives we are implementing currently and over the coming weeks and months will accelerate Energy Focus’ pathway to improved and sustainable financial performance.”
The Company cautions that its anticipated financial results are preliminary and based on the best information currently available and are subject to completion of customary accounting adjustments and the quarterly review procedures by the Company’s 2019 independent auditors, once they are identified and formally engaged. A conference call is expected to be in June 2019.
Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts and include statements regarding our current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) our history of operating losses and our ability to effectively implement cost-cutting measures and generate sufficient cash from operations or receive sufficient financing, on acceptable terms, to continue our operations; (ii) our reliance on a limited number of customers, in particular our historical sales of products for the U.S. Navy, for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (iii) the entrance of new competitors in our target markets; (iv) general economic conditions in the United States and in other markets in which we sell our products; (v) our ability to implement and manage our growth plans to diversify our customer base, increase sales, and control expenses; (vi) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (vii) the timing of large customer orders and significant expenses, and fluctuations between demand and capacity, as we invest in growth opportunities; (viii) our dependence on military maritime customers and on the levels of government funding available to such customers, as well as funding resources of our other customers in the public sector and commercial markets; (ix) market acceptance of LED lighting technology; (x) our ability to respond to new lighting technologies and market trends, and fulfill our warranty obligations with safe and reliable products; (xi) any delays we may encounter in making new products available or fulfilling customer specifications; (xii) our ability to compete effectively against companies with greater resources, lower cost structures, or more rapid development efforts; (xiii) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims by others; (xiv) the impact of any type of legal inquiry, claim, or dispute; (xv) our reliance on a limited number of third-party suppliers, our ability to obtain critical components and finished products from such suppliers on acceptable terms, and the impact of our fluctuating demand on the stability of such suppliers; (xvi) our ability to timely and efficiently transport products from our third-party suppliers to our facility by ocean marine channels; (xvii) our ability to successfully scale our network of sales representatives, agents, and distributors to match the sales reach of larger, established competitors; (xviii) any flaws or defects in our products or in the manner in which they are used or installed; (xix) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xx) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements, currency fluctuations and potential tariffs and other barriers to international trade; (xxi) our ability to attract and retain qualified personnel, and to do so in a timely manner; and (xxii) our ability to maintain effective internal controls and otherwise comply with our obligations as a public company and under Nasdaq listing standards.
About Energy Focus

Energy Focus is an industry-leading innovator of energy-efficient LED lighting technologies. As a pioneer of direct-wire LED tubes and creator of the first UL-verified low flicker LED products, Energy Focus products provide extensive energy and maintenance savings, and aesthetics, safety, health, and sustainability benefits over conventional lighting. Since 2007, the accumulated failure rate of our LED products has been well less than 0.1%, meaning over 99.9% of the millions of products we sold are still working today. Our customers include U.S. and foreign navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies.

Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.

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32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Investor Contacts:

Satya Chillara
Jim Fanucchi
Darrow Associates, Inc.
ir@energyfocus.com

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877